Exhibit 10.32

FY06 Executive Annual Incentive Plan

Senior Vice Presidents, non Business Unit – grade 20
Senior Vice President, Head of Sales – grade 20

This Annual Incentive Plan (“The Plan”) issued by Symantec Corporation (“Symantec”) is effective April 1, 2005, until otherwise stated. The Board of Directors reserves the right to alter or cancel any or all such Plans for any reason at any time.

Symantec Corporation	Proprietary and Confidential	1

FY06 Executive Annual Incentive Compensation Plan

Job Category:	Senior Vice Presidents, non Business Unit, grade 20
Senior Vice President, Head of Sales, grade 20

Purpose:	Provide critical focus on specific, measurable goals and to provide incentive compensation upon their attainment.

Bonus Target:	The target incentive for these executive positions are as follows:

	Grade 20, non Business Unit:	60% of annual base salary
	Grade 20, Head of Sales:	80% of annual base salary

Annual base salary will be reviewed and established at the beginning of each fiscal year. Bonuses will be paid based on actual annual base salary earnings from time of eligibility in the Executive Incentive Plan through March 31, 2006.

Bonus Payments:	The incentive will be paid once annually. Payment will be made within six weeks of the financial close of the fiscal year. Any payments made under this plan are at the sole discretion of the Board of Directors.

Components:	Two metrics will be used to determine the annual bonus payment:

Metric	Weighting
Corporate Revenue	50%
Corporate Earnings per Share	50%

Achievement Schedule:	Each metric has a minimum performance threshold that must be exceeded before that portion of the metric will be paid. Payment for corporate results is uncapped.

Pro-ration:	The Annual Incentive Plan calculation will be based on all eligible base salary earnings for the year, and will be pro-rated based on the number of weeks of participation.

Eligibility:	The Plan participant must be a regular, full-time employee at the end of the fiscal year in order to participate. If the company grants an interim payment for any reason, the participant must be a regular, full-time employee at the end of that performance period in order to receive such payment. A plan participant who leaves before the end of the fiscal year will not receive the end of the fiscal year payment under the Plan or any pro-ration thereof.

Exchange Rates:	The Corporate Performance metrics will not be adjusted for any fluctuating currency exchange rates. Actual growth numbers will be used.

Acquisition:	In the event of an acquisition or purchase of products or technology, the Revenue Growth and Earnings per Share numbers will be adjusted to reflect the change and are to be approved by the Compensation Committee of the Board of Directors.

Plan Provisions:	This plan supersedes any previous incentive or bonus plan that may have been in existence. Those plans are null and void with the issuance of this plan for FY06.

Participating in the plan for FY06 does not guarantee participation in future incentive plans. Plan structures and participation will be determined on a year to year basis and are guidelines only.

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The Board of Directors reserves the right to alter or cancel any or all such Plans for any reason at any time.

The Board of Directors, acting on behalf of the shareholders in their best interests, reserves the right to exercise their own judgment with regard to company performance in light of uncontrollable events including, but not limited to, currency fluctuations, business goal modification, and management changes.

Symantec Corporation	Proprietary and Confidential	3